REVISED SCHEDULE A
Compensation pursuant to Section 4 of the Subadvisory Agreement, dated April 29, 2009, shall be calculated in accordance with the following schedules:

AZL BlackRock Global Allocation Fund
Average Daily Net Assets*                                                       Rate
First $500 million                                                                           0.42%
Next $1 billion                                                                               0.40%
Over $1.5 billion                                                                           0.375%

AZL International Index Fund
Average Daily Net Assets*                                                        Rate
First $300 million                                                                           0.08%
Over $300 million                                                                           0.04%

AZL Mid Cap Index Fund, AZL S&P 500 Index Fund, AZL Small Cap Stock Index Fund, AZL Russell 1000 Value Index Fund, and AZL Russell 1000 Growth Index Fund**
Average Daily Net Assets*                                                         Rate
First $300 million                                                                           0.04%
Over $300 million                                                                           0.02%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  For example, if average daily net assets in AZL International Index Fund are $600 million, a rate of 8 bps would apply to $300 million and a rate of 4 bps would apply to the remaining $300 million.

**Assets in AZL Mid Cap Index Fund, AZL S&P 500 Index Fund and AZL Small Cap Stock Index Fund are aggregated for purposes of computing Subadviser’s compensation under Section 4 for those Funds. Assets in each of AZL Russell 1000 Value Index Fund, AZL Russell 1000 Growth Index Fund, AZL International Index Fund and AZL BlackRock Global Allocation Fund are not aggregated but are taken separately for purposes of computing Subadviser’s compensation under Section 4 for those Funds.

Acknowledged:

ALLIANZ INVESTMENT                                                          BLACKROCK INVESTMENT MANAGEMENT LLCMANAGEMENT, LLC
By: /s/ Brian Muench                                                                  By: /s/  Michael Salibe
Name: Brian Muench                                                                  Name: Michael Salibe
Title: President                                                                             Title: Managing Director

Revised effective January 2, 2012 to add AZL BlackRock Global Allocation Fund